Exhibit 10.1

VALLEY FINANCIAL CORPORATION

OFFICER’S CERTIFICATE TO ADOPT PLAN AMENDMENT

I, Ellis L. Gutshall, the duly elected and qualified President and CEO of Valley Financial Corporation, hereby amend the Valley Bank Supplemental Retirement Plan effective April 1, 2014, based on action taken by the Board of Directors at its meeting on March 27, 2014,

1.ARTICLE III is amended, effective April 1, 2014, to revise the definition of “Compensation” in Plan Section 3.2(a) as follows:

3.2(a) “Compensation” shall, for the purpose of projecting Participant’s Target Retirement Benefit, mean Participant’s total base salary, commissions, incentive awards, profit sharing awards and performance bonuses (regardless of form of payment) earned by Participant for a Fiscal Year; provided, however, that with respect to a Participant whose compensation is based primarily on commissions, “Compensation” shall mean the lesser of (i)  Participant’s commissions, base salary, incentive awards, profit sharing awards and performance bonuses earned for a Fiscal Year, or (ii) the average compensation (as defined herein) of the Bank’s equivalent titled positions for the respected Fiscal Year. If any of the items included in Compensation are later forfeited by the Participant due to early termination or clawback, Compensation will be adjusted accordingly for the forfeiture for the respective year. Compensation shall be determined for Participant prior to any withholding or deductions and prior to any reduction for employee elective contributions to a Cafeteria Plan described in Section 125 of the Code or a qualified cash or deferred arrangement described in Section 401(k) of the Code. However, Compensation shall exclude items of compensation as expense reimbursements and allowances, amounts contributed to or on behalf of Participant pursuant to this Plan or any other employee benefit plan or program of the Bank or Corporation in which Participant is eligible to participate, or any other similar extraordinary remuneration.

2.ARTICLE IV is amended, effective April 1, 2014, to revise the definition of “Supplemental Death Benefit” in Plan Section 4.2(a) as follows:

4.2(a) If Participant dies before his Normal Retirement Date, a Supplemental Death Benefit shall be paid to the Participant’s Beneficiary in an annual amount equal to the excess of:

(i)    Fifty percent (50%) of the Participant’s Compensation, (as defined in subparagraph 3.2), for the calendar year immediately preceding the year in which Participant’s death occurs, over

(ii)    The annual Social Security Survivor Benefit. “Social Security Survivor Benefit” means the amount that would be payable to the Participant’s Surviving Spouse (assuming the Participant is married on the date of death) under the Social Security Act.

The Supplemental Death Benefit shall be paid each year in twelve (12) monthly installments for a period of one hundred and eighty (180) months commencing on the first day of the month following

Participant’s death. The Supplemental Death Benefit shall be paid in lieu of any Supplemental Retirement Benefit.

WITNESS the following signature as of the date set forth below:

/s/ Ellis L. Gutshall
Ellis L. Gutshall
Title: President and CEO
Date: March 27, 2014